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                                  EXHIBIT 99
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News                        AmSouth Bancorporation
Release                     Post Office Box 11007
                            Birmingham, Alabama 35288


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[LOGO OF AMSOUTH APPEARS HERE]


FOR IMMEDIATE RELEASE

Contact: (Analysts) Sally B. Hawley (205) 581-7434 (AmSouth)
         (News Media) Jim Underwood (205) 326-5184 (AmSouth)



                   AmSouth Bancorporation announces results
               of pricing period for Fortune Bancorp acquisition

     BIRMINGHAM, ALABAMA, JUNE 10, 1994 -- AmSouth Bancorporation (NYSE: ASO) announced today the results of the pricing period computations required in the agreement for AmSouth's acquisition of Clearwater-based Fortune Bancorp, Inc. (NASDAQ: FORB).

     The contract defines the pricing period as the 10 New York Stock Exchange trading days ending on the tenth business day before the acquisition closes. The pricing period ended June 9, 1994.

     The acquisition is scheduled to close June 23, and the average closing price of AmSouth Bancorporation common stock for the pricing period was $32.26250. As a result, the following pricing will apply under the terms of the merger agreement and subject to the agreement's election and allocation procedures.


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     Shareholders of record of Fortune common stock will receive for each share of Fortune common stock either $34.49906 in cash or 1.069324 shares of AmSouth common stock.

     Shareholders of record of Fortune Series A 8 percent Cumulative Convertible Preferred Stock will receive for each share of Fortune preferred stock either $47.81033 in cash or 1.425765 shares of AmSouth common stock and $1.81159 in cash.

     AmSouth expects to mail checks and AmSouth stock certificates to Fortune shareholders on June 30.

     The form of consideration that a particular Fortune shareholder will receive depends on the results of a cash/stock election and related allocation procedures described in materials previously provided to Fortune shareholders. As a result of these procedures, there is no guarantee that an individual shareholder will receive the form of consideration elected.

     The deadline for Fortune shareholders to elect cash or stock is June 16. Shares held by shareholders whose properly completed election forms are not received by AmSouth by 5:00 p.m. Central time on June 16 will be considered "Non Electing Shares," and those shareholders

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will be considered as having no preference between stock and cash consideration.

     The terms of the merger are fully described in the prospectus and supplements to the prospectus, mailed to all Fortune shareholders. Shareholders can obtain additional copies of the prospectus, including supplements and the election form by calling (800) 396-6776.

     Fortune Bancorp, headquartered in Clearwater, reported assets of $2.7 billion at March 31. Fortune Bank operates 46 offices in eight Florida counties.

     AmSouth Bancorporation's assets at March 31 totaled $13.2 billion. At quarter end, AmSouth operated 268 banking offices in four southeastern states:
148 banking offices in Alabama, 94 offices in Florida, 21 offices in Tennessee and five in Georgia. Bank-related affiliates include AmSouth Mortgage Company, Inc., with offices in nine Southeastern states, AmSouth Investment Services, Inc., and AmSouth Leasing Corporation.

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